Exhibit 4.5.39

DEED OF UNDISCLOSED PLEDGE

OF

RECEIVABLES

between

Stuurgroep Holland B.V.

as Pledgor

and

BNS Automobile Funding B.V.

and

BNP Paribas as Security Agent

as Pledgees

Strawinskylaan 1999

1077 XV Amsterdam

21 December 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	PARALLEL DEBT	7
3.	CREATION AND REGISTRATION OF PLEDGE ON RECEIVABLES	8
4.	COVENANT TO PLEDGE FUTURE RECEIVABLES	8
5.	INFORMATION UNDERTAKING	9
6.	FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES	10
7.	REPRESENTATIONS AND WARRANTIES	10
8.	GENERAL UNDERTAKINGS	11
9.	AUTHORITY TO COLLECT	11
10.	IMMEDIATE FORECLOSURE	13
11.	APPLICATION OF PROCEEDS	14
12.	CONTINUING SECURITY AND OTHER MATTERS	14
13.	CONFLICT	14
14.	TERMINATION AND RELEASE OF PLEDGE	14
15.	LIABILITY	15
16.	COST AND INDEMNIFICATION	16
17.	POWER OF ATTORNEY	16
18.	GENERAL	17
19.	GOVERNING LAW AND JURISDICTION	19

THE UNDERSIGNED

1.                                     Stuurgroep Holland B.V. a private company with limited liability, organised under the laws of the Netherlands, having its registered office at Amsterdam (the “Pledgor”);

2.                                     BNS Automobile Funding B.V., a private company with limited liability organised under the laws of the Netherlands, having its registered office at Amsterdam, hereinafter referred to as: “BNS”; and

3.                                     BNP Paribas, a company organised under the laws of France acting in its capacity of Security Agent, hereinafter referred to as: “BNP”, and jointly with BNS hereinafter referred to as: the “Pledgees”;

WHEREAS

A.                                   the Pledgor has or will have payment obligations towards BNS under or pursuant to the loan agreement entered into by BNS, as lender, and Pledgor, as borrower, dated on or about 21 December 2005, (the “Loan Agreement”);

B.                                   the Pledgor has or will have payment obligations towards BNP under or pursuant to the Bridge Facilities Agreement (as hereinafter defined);

C.                                   the Pledgor has agreed to enter into this Deed as security for the payment when due of the payment obligations referred to under A and B;

D.                                   The Pledgor and the Pledgees acknowledge that BNS shall pledge its claims referred to under A to BNP Paribas as security for the Bridge Facilities Agreement, including, without limitation, all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) which include (its share in) the rights of pledge contemplated in this Deed.

HAVE AGREED AS FOLLOWS

1.            DEFINITIONS AND INTERPRETATION

1.1                                  Definitions

In this Deed:

“Article”	means an article of this Deed.

“Bridge Facilities Agreement”

means the senior bridge facilities agreement dated the 21st day of December two thousand and five between, among others, Hertz International, Ltd., the Borrowers (as defined therein), the Guarantors (as defined therein), BNP Paribas and The Royal Bank of Scotland Plc. as Mandated Lead Arrangers, CALYON as Co-Arranger and BNP Paribas as Facility Agent and the other financial institutions named therein.

“Business Day”	has the meaning given to that term in the Loan Agreement.

“Buy Back Receivables”	means any of the Pledgor’s receivables (vorderingen) and any other rights against the Buy Back Agreement Debtor which exist or may arise from or in connection with the Buy Back Agreement.

“Debtor”	means any debtor of the Pledgor.

“Deed”	means this deed of undisclosed pledges of receivables.

“Enforcement Event”

a default (verzuim) of the Pledgor with respect to the Secured Liabilities, within the meaning of article 3:248 NCC, provided that an Event of Default has occurred which is continuing and has not been waived under the Bridge Facilities Agreement and has resulted in the Facility Agent serving a notice under Clause 23.16 (Acceleration and Cancellation) of the Bridge Facilities Agreement.

“Event of Default”	has the meaning given to that term in the Bridge Facilities Agreement.

“NCC”	means the Netherlands Civil Code.

“Parallel Debt”	means the Parallel Debt as defined in Article 2.

“Party”	means a party to this Deed.

“Principal Obligations”

means all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties or any one or more of them under or pursuant to the Finance Documents (as defined in the Bridge Facilities Agreement).

“Receivables”

means, with respect to the Pledgor, all debts and other obligations (or parts thereof) that any natural person, legal person (including the Pledgees itself) or other entity owes or at any time hereafter will owe to the Pledgor, whether or not due and payable and whether or not conditional, including but not limited to the Buy Back Receivables.

“Secured Liabilities”

means (i) in respect of BNS all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to BNS under or pursuant to the Loan Agreement and (ii) in respect of BNP the Parallel Debt.

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Supplemental Pledge Deed”	means a deed of pledge substantially in the form set out in Schedule A or any other form the Pledgees may deem appropriate.

1.2                           Interpretation

a.                                       Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Bridge Facilities Agreement have the same meanings when used in this Deed.

b.                                      Words denoting the singular include the plural and vice versa. Words denoting one gender include the other gender.

c.                                       The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

d.                                      No provision of this Deed is to be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

e.                                       English language words used in this Deed intend to describe Netherlands legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

f.                                         The headings in this Deed are for construction purposes as well as for reference.

g.                                      References in this Deed to the Finance Documents and the Loan Agreement will be deemed to include references to these agreements as they may be varied, amended, modified, novated or restated from time to time (including by way of increase of the facilities made available under them or accession or retirement or the parties to these agreements). Similarly, references in this Deed to Secured Liabilities will be deemed to include any obligations which the Pledgor may have to the respective Pledgees under or in connection with the Loan Agreement or the Finance Documents as they may be so varied, amended, modified, novated or restated from time to time.

h.                                      This Deed intends to create separate and individual rights of pledge provided by the Pledgor as security for the payment when due of the Secured Liabilities of the Pledgor.

1.3                               Schedules

                                               Any Schedule forms an integral and inseparable part of this Deed.

2.            PARALLEL DEBT

2.1                            The Pledgor hereby irrevocably and unconditionally undertakes to pay to the BNP an amount equal to the aggregate amount payable by the Pledgor in respect of its Principal Obligations as they may exist from time to time. The payment undertaking of the Pledgor to BNP under this Article 2 is hereinafter to be referred to as the “Parallel Debt”.

2.2                           The Parallel Debt of the Pledgor will become due and payable (opeisbaar) as and when one or more of the Principal Obligations of the Pledgor become due and payable.

2.3         Each of the Parties hereby acknowledges that:

i.                                         the Parallel Debt constitutes an undertaking, obligation and liability of the Pledgor to BNP which is separate and independent from, and without prejudice to, the Principal Obligations; and

ii.                                      the Parallel Debt represents BNP’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Pledgor it being understood, in each case, that pursuant to subsection a. of this Article the amount which may become payable by the Pledgor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Principal Obligations of the Pledgor.

2.4                         For the avoidance of doubt, the Parties confirm that in accordance with subsections 2.1 and 2.3 of this Article the claim of BNP against the Pledgor in respect of the Parallel Debt and the claims of anyone or more of the Finance Parties against the Pledgor in respect of the Principal Obligations payable by the Pledgor to such Finance Party do not constitute common property (gemeenschap) within the meaning of article 3:166 of the NCC and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of the BNP and such claims of anyone or more of the Finance Parties do constitute common property and the provisions relating to common property do apply, the Parties agree that the Intercreditor Deed shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 NCC.

2.5                         To the extent BNP irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of the Pledgor, BNP shall distribute that amount among the Finance Parties that are creditors of the Principal Obligations of the Pledgor in accordance with the applicable provisions of the Intercreditor Deed. Upon irrevocable receipt by BNP of any amount so distributed to it (a “Received Amount”), the Principal Obligations of the Pledgor to the relevant Finance Party or Finance Parties shall be reduced by amounts totalling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Principal Obligations on the date of receipt by that Finance Party of the Received Amount.

3.            CREATION AND REGISTRATION OF PLEDGE ON RECEIVABLES

3.1          Creation of pledge on Receivables

As security for the payment when due of its Secured Liabilities, the Pledgor agrees to create and hereby creates, as the case may be in advance (bij voorbaat) in favour of the Pledgees an undisclosed right of pledge (stil pandrecht) on its Receivables and all rights attached thereto, including dependent rights (afhankelijke rechten) and ancillary rights (nevenrechten). The Pledgees accept each of these rights of pledge, where appropriate in advance.

3.2          Ranking

If the right of pledge purported to be created pursuant to Article 3.1 cannot be first ranking as a result of Security created prior to the date of this Deed on any of the Receivables, such right of pledge shall nonetheless have been created pursuant to Article 3.1 with the highest possible rank.

3.3          Registration of Deed

Immediately following the signing of this Deed and in any event no later than 10 Business Days after the date of this Deed, the Pledgor agrees to register this Deed with the relevant tax authorities in the Netherlands and to provide a copy of the registered Deed to the Pledgees without delay.

4.            COVENANT TO PLEDGE FUTURE RECEIVABLES

4.1          Supplemental Pledge Deed

The Pledgor undertakes to grant to the Pledgees a first-ranking undisclosed pledge on its future Receivables by executing a Supplemental Pledge Deed (i) at least on the last Business Day of each month, (ii) on each day upon the occurrence of a Event of Default and (iii) whenever the Pledgees, acting reasonably, may deem appropriate. The Pledgees accept each of these rights of pledge, where appropriate in advance. Article 4.2 applies mutatis mutandis.

4.2          Registration of Deed

The Pledgor shall forthwith register any Supplemental Pledge Deed executed pursuant to this Article 4 with the relevant tax authorities in the Netherlands and provide the Pledgees without delay with a copy of the Supplemental Pledge Deed so registered.

5.            INFORMATION UNDERTAKING

5.1          Information

The Pledgor shall attach to this Deed a schedule specifying its Receivables. In addition, the Pledgor shall together with each Supplemental Pledge Deed, but in any case (i) at least on the last Business Day of each month, (ii) on each day upon the occurrence of a Event of Default and (iii) whenever the Pledgees may deem appropriate, provide the Pledgees with a schedule specifying its Receivables. Such a schedule shall in each case (on its face or in a document attached to it) specify with respect to the Pledgor:

a.                                       a reference to a computer-generated spreadsheet (setting out its date, reference number and number of pages);

b.                                      the name and amount owed by both the first Debtor listed on that list and the last Debtor listed on that list;

c.                                       the aggregate amount of all of its Receivables; and

d.                                      any other information the Pledgees may reasonably request.

Non compliance with this Article 5.1 will not prejudice any rights of pledge created pursuant to this Deed and any Supplemental Pledge Deed.

5.2          Additional information

At the Pledgees’ first reasonable request, the Pledgor must provide all information, evidence (including invoices) and documents relating to its

Receivables (including the information referred to in Article 5.1) which the Pledgees may deem necessary to exercise their rights under this Deed (including the enforcement of their rights of pledge) and the perfection or protection of their security on the Receivables of the Pledgor. The Pledgor will allow the Pledgees to inspect its premises and to inspect its books relating to its Receivables during office hours.

5.3          Attachments and Disputes of Receivables

The Pledgor agrees to notify the Pledgees without delay of any attachment (beslag) levied on any of its Receivables or any dispute, if the attachment or dispute would have a material adverse effect on the right of pledge created under this Deed or the value of any of its Receivables.

6.            FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES

6.1          Further assurances

At the Pledgees’ first request, the Pledgor agrees to execute any further encumbrances and assurances in favour of, or for the benefit of the Pledgees, and do all acts and things as the Pledgees may reasonably deem necessary to exercise their rights under this Deed (including the enforcement of their right of pledge) and the perfection or protection of their security on the Receivables of the Pledgor.

6.2          Notice to third parties

The Pledgees may give notice of the right of pledge created by this Deed to any third party seeking recourse on any of the Receivables, if that recourse would have a material adverse effect on the right of pledge created under this Deed or the value of any of the Receivables.

7.            REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to each of the Pledgees that on the date of this Deed, with respect to the Receivables existing on the date of this Deed, and with respect to any future Receivables on each date such future Receivable comes into existence:

a.                                       it is the proprietor (rechthebbende) and has full power to dispose (beschikkingsbevoegd) of its Receivables;

b.                                      its Receivables are not subject to any Security and no offer has been made or agreement entered into to create Security on its Receivables and no attachment has been levied on its Receivables except as permitted under the Bridge Facilities Agreement; and

c.                                       subject to any security interest permitted under the Bridge Facilities Agreement and subject to Article 2.3, this Deed creates a valid first-ranking undisclosed right of pledge (stil pandrecht eerste in rang) on its Receivables.

8.            GENERAL UNDERTAKINGS

8.1          Disposal and negative pledge

The Pledgor shall not, without the prior written consent of the Pledgees, except as permitted under the Bridge Facilities Agreement:

a.                             sell, transfer or otherwise dispose of any of its Receivables;

b.                                      create or permit to subsist any Security on any of its Receivables;

c.                                       enter into compromises, settlements and other agreements or to grant discharge in respect of any of its Receivables; or

d.                                     vary the terms of or extend, release, determine, rescind or grant time for payment in respect of any of its Receivables if the variation, release, determination, rescission or granting of time for payment in respect of any of its Receivables would have a material adverse effect on the right of pledge created under this Deed.

9.            AUTHORITY TO COLLECT

9.1                              Notification to Buy Back Agreement Debtor

As soon as commercially practicable after signing of this Deed the Pledgor shall send by registered mail a notice substantially in the form of Schedule C to the Buy Back Agreement Debtors and provide copies of these notification letters to the Pledgees without delay, provided, in any individual case, such notification would, in the reasonable opinion of Hertz International Ltd., not materially impede or prejudice the normal operations of the Pledgor.

9.2          Collection by Pledgees in respect of Buy Back Agreements

After notification of the pledge on the Buy Back Receivables to the Buy Back Agreement Debtors the Pledgees are authorised to collect any of the

Buy Back Receivables and to enter into compromises, settlements and other agreements with any Buy Back Agreement Debtor, to grant discharge in respect of the Buy Back Receivables and to exercise all other rights of the Pledgor in connection with the Buy Back Receivables (including calling in (opzeggen) the Receivables). The Pledgor waives its rights under article 3:246(4) NCC.

9.3          Collection by Pledgor in respect of Buy Back Agreements

After notification of the pledge on the Buy Back Receivables to the Buy Back Agreement Debtors the Pledgees hereby authorises the Pledgor (in advance) to collect its Buy Back Receivables in accordance with article 3:246(4) NCC in a bank account approved by the Pledgees. This authorisation automatically terminates upon the occurrence of an Enforcement Event. After the occurrence of an Enforcement Event the Pledgor can not derive any further rights from article 3:246(4) NCC. Any moneys received by the Pledgor after an authorisation in this Article 9.2 to collect the Buy Back Receivables has terminated are received by it on behalf of the Pledgees. The Pledgor must keep these moneys separated from its other property and forthwith transfer them to the Pledgees, notwithstanding any rights the Pledgees may have against any Buy Back Agreement Debtor. The Pledgees may upon the occurrence of an Enforcement Event inform the Buy Back Agreement Debtors of the Pledgor of the termination of the Pledgor’s authorisation to collect the Buy Back Receivables and that further payments by those Buy Back Agreement Debtors must be made into a bank account designated by the Pledgees

9.4          Notification of Debtors in other cases

The Pledgees may, if an Enforcement Event occurs or if the Pledgees have reason to believe that an Enforcement Event will occur (acting reasonably), notify, with respect to the Pledgor, the respective Debtors (other than Buy Back Agreement Debtors) stating that the Pledgor is no longer entitled to collect its Receivables (other than the Buy Back Receivables) and that further payments must be made into a bank account designated by the Pledgees.

9.5          Collection by Pledgor in other cases

Until the notice referred to in Article 9.4 has been given, the Pledgor is entitled to collect its Receivables (other than the Buy Back Receivables) in a bank account acceptable to the Pledgees.

9.6          Collection by Pledgees in other cases

After the notice referred to in Article 9.4 has been given, the Pledgees are authorised to collect any of the Receivables (other than the Buy Back Receivables) of the Pledgor and to enter into compromises, settlements and other agreements with any Debtor (other than a Buy Back Agreement Debtor), to grant discharge in respect of any of such Receivables of the Pledgor and to exercise all other rights of the Pledgor in connection with its Receivables (including calling in (opzeggen) such Receivables). The Pledgor waives its rights under article 3:246(4) NCC. Any moneys received by the Pledgor, after the notice referred to in Article 9.4 has been given with respect to the Pledgor, are received by it on behalf of the Pledgees. The Pledgor must keep these moneys separated from its other property and forthwith transfer them to the Pledgees, notwithstanding any rights the Pledgees may have against any Debtor (other than a Buy Back Agreement Debtor).

10.          IMMEDIATE FORECLOSURE

a.             After the occurrence of an Enforcement Event the Pledgees may:

i.                                         sell or cause the respective Receivables to be sold in accordance with articles 3:248 NCC et seq. The Pledgor waives its rights under Article 3:251 NCC; and

ii.                                      have recourse against the proceeds of the respective Receivables collected by it in accordance with article 3:255 NCC (provided that the notice referred to in Article 9.1 has been given).

b.             The Pledgees are not obliged to:

i.                                         first foreclose on other security rights created under or in connection with the Bridge Facilities Agreements or otherwise. The Pledgor waives its rights under article 3:234 NCC; or

ii.                                      notify the Pledgor or any other person referred to in article 3:252 NCC of its intention to exercise, or of the exercise of, its rights under Article 10(a). The Pledgor waives its rights under articles 3:249 and 3:252 NCC.

11.          APPLICATION OF PROCEEDS

The Pledgees shall apply the proceeds from the sale or the collection of the Receivables in accordance with the provisions of the Intercreditor Deed, subject to mandatory provisions of Netherlands law.

12.          CONTINUING SECURITY AND OTHER MATTERS

12.1        Continuing security

This Deed extends to the ultimate balance from time to time of any of the Secured Liabilities and is a continuing security, notwithstanding any intermediate payment, partial settlement or other matter.

12.2        No prejudice

Subject to Article 14, this Deed does not intend to prejudice, limit or affect any right of BNP under the Bridge Facilities Agreement or BNS under the Loan Agreement (or applicable banking conditions) and the Bridge Facilities Agreement and Loan Agreement do not intend to prejudice, limit or affect any right of the Pledgees under this Deed.

11.3        Waiver

Without prejudice to the other provisions of this Deed, the Pledgor waives its rights under articles 3:233 and 6:139 NCC.

13.          CONFLICT

If there is a conflict between this Deed and the Bridge Facilities Agreement then (to the extent permitted by law) the provisions of Bridge Facilities Agreement will take priority over the provisions of this Deed.

14.          TERMINATION AND RELEASE OF PLEDGE

14.1                       The Pledgees shall at the request and cost of the Parent release the right of pledge constituted by this Deed if any of the following events occur:

a.                                      upon (i) the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Finance Documents, or (ii) the Pledgor ceasing to be both a

Borrower and a Guarantor subject to, and in accordance with, the Bridge Facilities Agreement.

b.                                     (i) any Permitted Disposal of any Receivable that is subject to the right of pledge constituted by this Deed, (ii) any sale or other disposition of any Receivable otherwise permitted by the Bridge Facilities Agreement that is subject to the right of pledge constituted by this Deed, (iii) any sale or other disposition of any Receivable that is subject to the right of pledge constituted by this Deed where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Bridge Facilities Agreement, or (iv) any sale or any other disposition of any Receivable pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing, or sale and leaseback permitted by the Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (v) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances”, provided that, to the extent that the disposal of a Receivable is a Permitted Disposal or a sale or disposition otherwise permitted by the Bridge Facilities Agreement, the Receivable shall be declared to be automatically released from the pledge created by this Deed with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such property.

14.2                       The right of pledge on the Receivables and all the related rights thereto may be cancelled (opgezegd) in whole or in part by the Pledgees in accordance with article 3:81 NCC.

15.          LIABILITY

None of the Pledgees not liable to the Pledgor for any loss or damage arising from:

a.             any sale or collection of Receivables (or failure to collect the Receivables) by a Pledgee; or

b.             any exercise of, or failure to exercise, its rights under this Deed,

except for gross negligence or wilful misconduct (opzet of grove schuld)             of the Pledgees towards the Pledgor.

16.          COST AND INDEMNIFICATION

16.1        Costs

The Pledgor shall pay all costs, of whatever nature (including legal fees), incurred by the Pledgees in connection with the preparation, negotiation and signing of this Deed or otherwise in connection with this Deed, including costs in connection with Article 5 (Further assurances and notice to third parties) of this Deed, or the enforcement of their rights there under and/or any amendment of, supplement to or waiver in respect thereof.

16.2        Indemnification

The Pledgor undertakes to indemnify each of the Pledgees in respect of all incurred costs, losses, actions, claims, expenses, demands and liabilities which may be incurred by such Pledgee (or by or against any person for whose act or omission it may be answerable) at any time relating to or arising out of this Deed or as a consequence of anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or occasioned by any breach by the Pledgor of any of its undertakings or other obligations under this Deed, except in the case of gross negligence or willful misconduct on the part of such Pledgee.

17.          POWER OF ATTORNEY

17.1                       For the benefit of the Pledgees, the Pledgor hereby authorises the Pledgees, whether or not represented by their authorised signatories, to pledge any of the Pledgor’s Receivables to themselves on behalf of the Pledgor at any time and from time to time and to do everything necessary in this regard, including but not limited to registration of this Deed and signing and/or registration of any Supplemental Pledge Deed. The Pledgees shall be free in their choice of the method by which the pledge is created, including but not limited to the execution of a notarial deed. This authorisation is unconditional and irrevocable, and does not in any way limit or qualify the enforceability of the Pledgor’s obligation to pledge its Receivables itself.

17.2                       For the benefit of the Pledgees, the Pledgor hereby irrevocably appoints the Pledgees to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Pledgor to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things as the Pledgor itself could do in relation to its Receivables in relation to any matters dealt with in this Deed and which the Pledgees may reasonably deem to be necessary in order to give full effect to the purposes of this Deed. Upon request of the Pledgees the Pledgor will ratify and confirm whatever the Pledgees shall do or cause to be done in pursuance of the powers conferred to them hereunder.

17.3                     In connection with the power of attorney contained in this Article, Parties agree that each of the Pledgees may act as counter party of the Pledgor and the Pledgor waives its rights pursuant to article 3:68 NCC (Selbsteintritt), which waiver the Pledgees hereby accepts.

18.          GENERAL

18.1        No Rescission

To the extent permitted by law, the Pledgor hereby waives its rights under articles 6:265 to 6:272 NCC inclusive to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Deed, which waiver the Pledgees hereby accepts.

18.2        Assignment

Subject to the terms of the Bridge Facilities Agreement, each of the Pledgees may transfer its legal relationship under this Deed (contractsoverneming) or assign its rights under this Deed (cessie). The Pledgor irrevocably agrees in advance to cooperate with these assignments.

18.3        Notice

Any notice or other communication under or in connection with this Deed must be made in accordance with the Loan Agreement and the Bridge Facilities Agreement.

18.4        Partial Invalidity

In the event that a provision of this Deed is invalid, illegal, non binding, or unenforceable (either in whole or in part) under the law of any jurisdiction, the remainder of this Deed continues to be effective to the extent that, in view of the Deed’s substance and purpose, the remainder is not inextricably related to and therefore inseverable from the invalid, illegal, non binding or unenforceable provision. The Parties will make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, non binding or unenforceable provision, taking into account the substance and purpose of this Deed.

18.5        Amendment

This Deed may only be amended by a written agreement.

18.6        No Implied Waiver, no “Rechtsverwerking”

a.                                       Any waiver under this Deed must be given by notice to that effect.

b.                                      Where a Party does not exercise any right under this Deed (which includes the granting by a Party to the other Party of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a forfeiture of that Party’s right under this Deed (rechtsverwerking).

18.7        Benefit of security

The Pledgor and each of the Pledgees explicitly agree and declare that upon transfer, assignment or pledge of the respective Secured Liabilities, or a part thereof, the transferee or pledgee will become entitled to the right of pledge purported to be created hereunder, or to a corresponding part thereof, as the case may be.

If and to the extent as a result of such transfer, such assignment or a pledge the right of pledge purported to be created hereunder will constitute common property, and an intercreditor agreement is agreed upon in relation to such transfer, such assignment or a pledge, then the Pledgor will be bound to the provisions of such intercreditor agreement.

18.8        Intercreditor agreement

                                         As between the Pledgees only and subject to the Intercreditor Deed BNS will not exercise any right under this Deed unless with the written consent of BNP and BNP shall be entitled to instruct BNS to exercise its rights hereunder and to do all such things as BNP may deem necessary in connection with this deed.

For this purpose BNS hereby irrevocably appoints BNP to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of BNS to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things in relation to any matters dealt with in this Deed and which BNP may reasonably deem to be necessary. Upon request of BNP BNS will ratify and confirm whatever BNP shall do or cause to be done in pursuance of the powers conferred to it hereunder.

19.          GOVERNING LAW AND JURISDICTION

19.1        Governing Law

This Deed is to be governed by and construed in accordance with the laws of the Netherlands.

19.2        Jurisdiction

Any dispute arising out of or in connection with this Deed is to be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands. Nothing in this Article 19.2 limits the Pledgees’ right to submit to the jurisdiction of any other competent court.

This Deed of Undisclosed Pledge of Receivables has been signed in three counterparts, each of equal tenor and validity, on 21 December 2005.

SIGNATURES

Stuurgroep Holland B.V.

/s/ Michel Taride
by: Michel Taride
title: President

BNS Automobile Funding B.V.

/s/ Michel Taride
by: Michel Taride
title: Authorized Signatory

BNP Paribas as Security Agent

/s/ Iyadh Laalai
by: Iyadh Laalai
title: Senior Structurer